                                        June 24, 2021

Clint Bickett

Re: Retention Agreement

Dear Clint,

This letter agreement (“Agreement”) is between PAE Shared Services LLC (“the Company”) and Clint Bickett (“You” or “Your”). The Company is naming you Interim President of Global Mission Services (“Interim President”), to be effective July 6, 2021. In recognition of this increase of duties, Company will provide the additional consideration and compensation as set forth below.

You agree that you will serve in this role beginning July 6, 2021 until the Company designates an individual to serve as a permanent President of Global Services, or otherwise reorganizes the role and duties encompassed within and under the title President of Global Mission Services (“Term”).

You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain You as an employee and that this Agreement does not prevent You from terminating Your employment. You understand and acknowledge that You are an employee at will and that either You or the Company may terminate the employment relationship at any time and for any reason.

1.CONDITIONS FOR PAYMENT.
a.Conditions. You will receive the compensation described in Section 2 below if You satisfactorily perform Your assigned duties and remain in active full-time employment with the Company as set forth below. You will not be entitled to any compensation under this Agreement if, during the Term, you voluntarily terminate your employment or the Company terminates Your employment for Cause.
b.Definitions.
i.Cause. Termination of employment by the Company for Cause shall be deemed to have occurred only if such termination directly results from:
1.Conviction of a crime (including conviction on a nolo contendere plea) involving the commission by You of a felony or of a criminal
7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com

act involving, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude; or
2.Failure or refusal to satisfactorily perform employment duties reasonably requested by the Company or an affiliate after ten (10) days’ written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness, or injury); or
3.Mis-appropriation by You, for Your personal use, of the assets or business opportunities of the Company, or its affiliates; or
4.Fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; or
5.You knowingly allow any third party to commit any of the acts described in 3 or 4 above; or
6.Misconduct or negligence in connection with the business of the Company or an affiliate which has an adverse effect on the Company or the affiliate; or
7. Violation of any Company policies or procedures.
The Company retains sole discretion to determine Cause pursuant to this Agreement.
ii.Total Disability. Termination of employment by the Company for Total Disability shall be deemed to have occurred only if such termination directly results from Your becoming physically or mentally incapacitated so as to render You incapable of performing the essential functions of Your position without reasonable accommodation. Your receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement; provided, however, that in the absence of Your receipt of such long-term disability benefits or Social Security benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that You are Totally Disabled.
2.Compensation.
7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com

If You meet the conditions described in Section 1 above, and following the Company’s receipt of Your signed copy of this Agreement, You will be entitled to receive the following compensation:
a.Salary Bonus (“Salary Bonus”). For the period of the Term, Company will pay a Salary Bonus equal to a pro-rated amount of the difference between $450,000.00 and your current base salary. The Salary Bonus will be paid within 30 days following the end of the Term (“Payment Date 1”).
b.Leadership Incentive Compensation Plan Bonus (“LICP Bonus”).
i.For the period of the Term, your target LICP Bonus shall be increased to 75% of your current base salary.
ii.All other terms and conditions contained in the Company’s LICP will remain in full force and effect, including, but not limited to, eligibility, determination of amount of award, and the timing of any payments the Company may award to you.
iii.The LICP Bonus will be paid in accordance with regular company policies, practices and timelines (“Payment Date 2”).
c.If Your employment should end before the end of the Term due to termination by the Company without Cause or Your death or Total Disability (“Qualifying Termination”), You or Your estate or beneficiary, as provided in Section 7(c), shall receive a pro-ration of the bonuses described in 2(a) and (b).
i.Such bonuses will be paid at the same time (Payment Date 1 and Payment Date 2) as they would otherwise have been paid to You under Section 2(a).
ii.The pro rata amounts shall be calculated as follows: The Salary Bonus and the LICP Bonus shall each divided by the total number of days in the Term, multiplied by the total number of days between July 6, 2021 and the date of your Qualifying Termination.
.
3.Confidentiality.
You agree that the terms of this Agreement shall remain strictly confidential at all times and agree not to disclose any information regarding the existence or terms of this Agreement, except
7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com

to Your spouse, tax advisor, and/or attorney with whom You choose to consult regarding consideration of this Agreement.

4.Section 409A. To the extend any amounts payable hereunder are deferred compensation within the meaning of Section 409A, this Agreement is intended to comply with Section 409A, and the terms of this Agreement shall be applied consistent within the requirements of Section 409A. To the extent that any provision of this Agreement is or will be in violation of Section 409A, the Company and Employee agree to amend this Agreement so that it complies with Section 409A. If any amounts payable under this Agreement would be subject to any penalty tax by reason of the application of Section 409A, the Company will use commercially reasonable efforts to take such reasonable steps as it may determine to be necessary or desirable, with Employee’s consent, to ensure that such amounts are not subject to such penalty tax. However, any such tax under Section 409A is ultimately the responsibility of the Employee and Employee is advised to seek tax advice and agrees to assume such personal tax liability as may be incurred under this Agreement. Each amount to be paid or benefit to be provided to Employee pursuant to the Agreement shall be construed as separate identified payment for purposes of Section 409A.
5.Entire Agreement, Amendments and Waiver.
This Agreement constitutes the entire agreement between the Company and You concerning its subject matter and it supersedes all prior oral and written agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter. This Agreement may be amended only by agreement of the parties set forth in writing.
6.Governing Law. This Agreement shall be governed by the internal law of the Commonwealth of Virginia without reference to its choice of law rules. Any action, suit or other legal action arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within Virginia), and You and the Company each consent to the jurisdiction of such a court. You and the Company each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
7.Miscellaneous.
7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com

a.Except as otherwise provided for herein, nothing in this Agreement shall confer upon You any right to continued employment by the Company, nor does it limit in any way the right of the Company to terminate Your employment at any time or for any reason.
b.Your rights and interests under this Agreement may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in an event of Your death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and Your rights or interests under this Agreement shall not be subject to any obligation or liability of other than any obligations or liabilities owed by You to the Company.
c.In the event of Your death or legal incapacity, payment will be made to a beneficiary (or beneficiaries) designed by You in the form and manner prescribed by the Company, or to Your legal representative. If You do not have a properly designated beneficiary, payment will be made to Your estate.
d.This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.
e.Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth at the beginning of this Agreement. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party. All notices to the Company shall be addressed to the General Counsel of Pacific Architects and Engineers Incorporated, at 7799 Leesburg Pike, Suite 300N, Falls Church VA, 22043.
f.The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement are severable. If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid, or unenforceable, that provision, section, paragraph, or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby.
7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com

If this letter correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
                        Very truly yours,

                        /s/ Patricia Munchel
                        By:    Patricia Munchel
                            EVP, Chief Human Resources Officer

Agreed to this 24th day of June 2021.

/s/ Clint Bickett
By: Clint Bickett
7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043, www.pae.com